Exhibit 3.2

HARBORONE NORTHEAST BANCORP, INC.

BY-LAWS

ARTICLE I

ARTICLES OF ORGANIZATION

Section 1.01                             Articles of Organization.  The name and purposes of the Corporation shall be as set forth in the Articles of Organization.  These By-Laws, the powers of the Corporation and of its Directors and shareholders, and all matters concerning the conduct and regulation of the business of the Corporation shall be subject to such provisions in regard thereto, if any, as are set forth in the Articles of Organization.  All references in these By-Laws to the Articles of Organization shall be construed to mean the Articles of Organization of the Corporation as from time to time amended.

ARTICLE II

SHAREHOLDERS

Section 2.01                             Annual Meetings.  The annual meeting of shareholders shall be held each year on the date and at the time and place as shall be fixed by the Board of Directors, the Chairman of the Board or the President.  The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Articles of Organization or by these By-Laws, may be specified by the Board of Directors, the Chairman of the Board or the President and shall be specified in the notice of the meeting.  In the event the time for an annual meeting is not fixed in accordance with these By-Laws to be held within 13 months after the last annual meeting was held, the Board of Directors may designate a special meeting held thereafter as a special meeting in lieu of the annual meeting, and such special meeting shall have, for purposes of these By-Laws or otherwise, all the force and effect of an annual meeting.  Any and all references hereafter in these By-Laws to an annual meeting or annual meetings shall be deemed to refer also to any special meeting(s) in lieu thereof.

Section 2.02                             Special Meetings.

(a)                                 Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the shareholders entitled to vote may be called by the Board of Directors, the Chairman of the Board or the President.

(b)                                 If the Corporation shall not have a class of voting stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), special meetings of the shareholders entitled to vote shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer, upon written application of the holders of at least 10% of all the votes entitled to be cast on any issue to be considered at the proposed meeting.

(c)                                  If the Corporation shall have a class of voting stock registered under the Exchange Act, special meetings of the shareholders entitled to vote shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer, upon written application of the holders of one or more shareholders who hold at least (i) 66 2/3% in interest of the capital stock of the Corporation entitled to vote at such meeting, or (ii) such lesser percentage, if any, (but not less than 40%) as shall be determined to be the maximum percentage which the Corporation is permitted by applicable law to establish for the call of such meeting.

(d)                                 Only business within the purpose or purposes described in the meeting notice may be conducted at a special meeting, unless otherwise provided by law.

Section 2.03                             Place of Meetings.  All meetings of the shareholders shall be held at the principal office of the Corporation, unless a different place within or without the Commonwealth of Massachusetts is designated by the Chief Executive Officer or by a majority of the Directors acting by resolution or by written instrument or instruments signed by them.  Any adjourned session of any meeting of the shareholders shall be held at such place as is designated in the vote of adjournment.

Section 2.04                             Notice of Meetings.  A written notice of the place, date and hour of all meetings of shareholders (other than adjournments governed by Section 2.06 of this ARTICLE II) stating the purposes of the meeting shall be given at least seven days and not more than 60 days before the meeting to each shareholder entitled to vote thereat and to each shareholder who is otherwise entitled by law, the Articles of Organization or these By-Laws to such notice.  Notice may be given to a shareholder by any means permitted under applicable law, including, without limitation, by leaving such notice with him or her or at his or her residence or usual place of business, or by mailing it, postage prepaid, and addressed to such shareholder at his or her address as it appears in the records of the Corporation.  Such notice shall be given by the Secretary, or in case of the death, absence, incapacity, or refusal of the Secretary, by any other officer or by a person designated either by the Secretary, by the person or persons calling the meeting or by the Board of Directors.  If notice is given by mail, such notice shall be deemed given when dispatched.  If notice is not given by mail and is given by leaving such notice at the shareholder’s residence or usual place of business, it shall be deemed given when so left.  Without limiting the generality of the foregoing, notice may be given to a shareholder by electronic transmission in a manner specified by the shareholder, including, without limitation, by facsimile transmission, electronic mail or posting on an electronic network.  Notwithstanding the foregoing, in case of any special meeting called upon the written demands of shareholders, such meeting shall be scheduled not less than 60 nor more than 90 days after the date on which the Secretary has received sufficient demands to require that such meeting be called and written notice thereof shall be given in accordance with this Section 2.04 within 30 days of receipt of such demands.

Notice of an annual or special meeting of shareholders need not be given to a shareholder if a written waiver of notice is signed before or after such meeting by such shareholder or such shareholder’s authorized attorney, if communication with such shareholder is unlawful, or if such shareholder attends such meeting unless (i) the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting or (ii) the shareholder objects to the consideration of a particular matter at the meeting as not within the purpose or purposes described in the meeting notice when the matter is presented.  Neither the business to be transacted at, nor the purpose of, any annual meeting or special meeting of shareholders need be specified in any written waiver of notice.

Section 2.05                             Notice of Shareholder Business and Nominations.

(a)                                 Annual Meetings of Shareholders.

(i)                                     Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (A) by or at the direction of the Board of Directors or (B) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting, who is present at the meeting and who complies with the notice procedures set forth in this By-Law as to such nomination or business.  For the avoidance of doubt, for a shareholder to bring nominations or business before an annual meeting of shareholders (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Exchange Act), such shareholder must comply with the procedures set forth in this Section 2.05 and this shall be the exclusive means for a shareholder to bring such nominations or business properly before an annual meeting of shareholders.  In addition to the other requirements set forth in this By-Law, for any proposal of business to be considered at an annual meeting, such proposal must be a proper subject for action by shareholders of the Corporation under Massachusetts law.

(ii)                                  For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder pursuant to clause (B) of paragraph (a)(i) of this By-Law, in addition to other applicable requirements, the shareholder must (1) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation and (2) have provided any updates or supplements to such notice at the times and in the forms required by this By-Law.  To be timely, a shareholder’s notice under this paragraph (a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”).  Such shareholder’s Timely Notice shall set forth:

(A)                               as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected);

(B)                               as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner(s), if any, on whose behalf the proposal is made, and the names and addresses of other shareholders (including beneficial owners) known by the shareholder proposing such business to support such proposal, and the class and number of shares of the Corporation’s capital stock beneficially owned by such other shareholder(s) or other beneficial owner(s); and

(C)                               as to the shareholder giving the notice and the beneficial owner(s), if any, on whose behalf the nomination or proposal is made:  (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner(s); (ii) (a) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and any such beneficial owner(s), (b) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such shareholder and/or any such beneficial owner(s) the purpose or effect of which is to give such shareholder and/or any such beneficial owner(s) economic benefit and/or risk similar to ownership of shares of any class or series of the Corporation, in whole or in part, including due to the fact that such derivative, swap or other transaction provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of shares of any class or series of the Corporation (“Synthetic Equity Interests”) and such disclosure shall identify the counterparty to each such Synthetic Equity Interest and shall include, for each such Synthetic Equity Interest, whether or not (x) such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such shareholder and/or any such beneficial owner(s), (y) such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) such shareholder, any such beneficial owner(s) and/or, to their knowledge, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such shareholder and/or any such beneficial owner(s) has or shares a right to vote any shares of any class or series of the Corporation, (d) any agreement, arrangement, understanding or relationship (which disclosure shall identify the counterparty thereto), including any hedge, repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder and/or any such beneficial owner(s), the purpose or effect of which is to mitigate loss to, reduce the economic risk of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder and/or any such beneficial owner(s) with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the value of the shares of any class or series of the Corporation (“Short Interests”), (e) any rights to dividends or other distributions on the shares of any class or series of the Corporation owned beneficially by such shareholder and/or any such beneficial owner(s) that are separated or separable from the underlying shares of the Corporation, (f) any performance-related fees (other than an asset based fee) that such shareholder and/or any such beneficial owner(s) is entitled to based on any increase or decrease in the value of shares of any class or series of the Corporation, any Synthetic Equity Interests or Short Interests, if any (the disclosures to be made pursuant to the foregoing clauses (a) through (f) are referred to as “Material Ownership Interests”); and (iii) a description of all arrangements or understanding among such shareholder and/or any such beneficial owner(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made.

(iii)                               A shareholder providing Timely Notice of nominations or business proposed to be brought before an annual meeting of shareholders shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-Law shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to such annual meeting, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the 8th business day prior to the date for the meeting (in the case of the update and supplement required to be made as of ten business days prior to the meeting).

(iv)                              Notwithstanding anything in the second sentence of paragraph (a)(ii) of this By-Law to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 85 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this paragraph (a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b)                                 General.

(i)                                     Only such persons who are nominated in accordance with the provisions of this By-Law shall be eligible for election and to serve as Directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the provisions of this By-Law.  The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this By-Law.  If neither the Board of Directors nor such designated committee makes a determination as to whether any shareholder proposal or nomination was made in accordance with the provisions of this By-Law, the presiding officer of the annual meeting shall have the power and duty to determine whether the shareholder proposal or nomination was made in accordance with the provisions of this By-Law.  If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any shareholder proposal or nomination was not made in accordance with the provisions of this By-Law, such proposal or nomination shall be disregarded and shall not be presented for action at the annual meeting.

(ii)                                  Except as otherwise required by law, nothing contained in this Section 2.05 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other shareholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for Director submitted by a shareholder.

(iii)                               Notwithstanding the foregoing provisions of this Section 2.05, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding the proxies in respect of such vote may have been received by the Corporation.  For purposes of this paragraph (iii), to be considered a qualified representative of the shareholder, a person must be authorized by a written instrument executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of shareholders.

(iv)                              For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(v)                                 Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law.  Nothing in this By-Law shall be deemed to affect any rights of (i) shareholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule) under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an annual meeting of shareholders or (ii) the holders of any series of undesignated preferred stock to elect Directors under specified circumstances.

Section 2.06                             Rescheduling of Meetings; Adjournments.  Notwithstanding any other provision in these By-Laws, the Board of Directors may change the date, time and location of any annual or special meeting of the shareholders (other than a special meeting called upon the written application of shareholders (a “Meeting Requested by Shareholders”)), and a record date with respect thereto, prior to the time for such meeting, including, without limitation, by postponing or deferring the date of any such annual or special meeting (other than a Meeting Requested by Shareholders) previously called or by canceling any special meeting previously called (other than a Meeting Requested by Shareholders).  This action may be taken regardless of whether any notice or public disclosure with respect to any such meeting or record date has been sent or made pursuant to Section 2.04 of this ARTICLE II hereof or otherwise.  In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice under Section 2.05 of ARTICLE II of these By-Laws.

When any meeting is convened, the presiding officer may adjourn the meeting if (a) no quorum is present for the transaction of business, (b) the Board of Directors determines that adjournment is necessary or appropriate to enable the shareholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to shareholders, or (c) the Board of Directors determines in its sole discretion that adjournment is otherwise in the best interests of the Corporation.  When any annual meeting or special meeting of shareholders is adjourned to another date, time or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the date, time and place to which the meeting is adjourned; provided, however, that if a new record date for the adjourned meeting is fixed, notice of the adjourned meeting shall be given under this ARTICLE II to persons who are shareholders as of the new record date.

A meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.  Any business which could have been transacted at any meeting of the shareholders as originally called may be transacted at any adjournment thereof.

Section 2.07                             Quorum.

(a)                                 Unless otherwise provided by law, or in the Articles of Organization, these By-Laws or a resolution of the Directors requiring satisfaction of a greater quorum requirement for any voting group, a majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter.  As used in these By-Laws, a “voting group” includes all shares of one or more classes or series that, under the Articles of Organization or the Massachusetts Business Corporation Act, as in effect from time to time (or any successor statute) (the “MBCA”), are entitled to vote and to be counted together collectively on a matter at a meeting of shareholders.  Shares owned by the Corporation in a fiduciary capacity shall be deemed outstanding for quorum purposes.

(b)                                 A share once represented for any purpose at the meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless (i) the shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (ii) in the case of adjournment, a new record date is or shall be set for the adjournment meeting.

Section 2.08                             Voting and Proxies.  Unless otherwise provided by law or by the Articles of Organization, each shareholder shall have, with respect to each matter voted upon at a meeting of shareholders, one vote for each share of stock entitled to vote owned by such shareholder of record according to the books of the Corporation.  A shareholder may vote his or her shares either in person or may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by his or her attorney-in-fact.  An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes.  Unless otherwise provided in the appointment form, an appointment is valid for a period of 11 months from the date the shareholder signed the form or, if undated, from the date of its receipt by such officer or agent.  Any shareholder’s proxy may be transmitted by facsimile or other electronic means in a manner complying with applicable law.  Except as otherwise permitted by law or limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting but shall not be valid after final adjournment of such meeting.  A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them if the person signing appears to be acting on behalf of all the co-owners unless at or prior to exercise of the proxy, the Corporation receives a specific written notice to the contrary from any one of them.  Subject to the provisions of Section 7.24 of the MBCA (or any successor provision thereof) and to any express limitation on the proxy’s authority provided in the appointment form, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.  A proxy purporting to be executed by or on behalf of a shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

Unless otherwise provided in the Articles of Organization, if authorized by the Board of Directors, subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of remote communications:  (i) participate in a meeting of shareholders; and (ii) be deemed present in person and vote at a meeting of shareholders, provided that:  (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder; (b) the Corporation shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.09                             Action at Meeting.  If a quorum of a voting group exists, favorable action on a matter, other than election of Directors, is taken by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by the MBCA, the Articles of Organization, these By-Laws or a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the shareholders, including one or more separate voting groups.  Unless otherwise provided in the Articles of Organization or these By-Laws, Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.  No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.  Absent special circumstances, shares of the Corporation’s stock are not entitled to vote if they are owned, directly or indirectly, by the Corporation or by another entity of which the Corporation owns, directly or indirectly, a majority of the voting interests.  Notwithstanding the preceding sentence, however, the Corporation may vote any share of stock held by it, directly or indirectly, in a fiduciary capacity.

Section 2.10                             Action without Meeting.  Any action required or permitted to be taken at any annual or special meeting of Shareholders (including any actions or powers reserved to the Shareholders under these By-Laws) may be taken without a meeting provided that all Shareholders entitled to vote on the matter consent to the action in writing and the written consents describe the action taken, are signed by all such Shareholders, bear the date of the signatures of such Shareholders, and are delivered to the Corporation for inclusion with the records of the meetings of Shareholders within 60 days of the earliest dated consent required to be delivered under this Section 2.10.  Such consents shall be treated for all purposes as a vote at a meeting.

Section 2.11                             Form of Shareholder Action.

(a)                                 Any vote, consent, waiver, proxy appointment or other action by a shareholder or by the proxy or other agent of any shareholder shall be considered given in writing, dated and signed, if, in lieu of any other means permitted by law, it consists of an electronic transmission that is permitted under applicable law, including, without limitation, an electronic transmission that sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the shareholder, proxy or agent or by a person authorized to act for the shareholder, proxy or agent and (ii) the date on which such shareholder, proxy, agent or authorized person transmitted the electronic transmission.  The date on which the electronic transmission is transmitted shall be considered to be the date on which it was signed.  The electronic transmission shall be considered received by the Corporation if it has been sent to any address specified by the Corporation for the purpose or, if no address has been specified, to the principal office of the Corporation, addressed to the Secretary or other officer or agent having custody of the records of proceedings of shareholders, or is otherwise received by the Corporation in a manner permitted by applicable law.

(b)                                 Any copy, facsimile or other reliable reproduction of a vote, consent, waiver, proxy appointment or other action by a shareholder or by the proxy or other agent of any shareholder may be substituted or used in lieu of the original writing for any purpose for which the original writing could be used, but the copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 2.12                             Shareholders List for Meeting.

(a)                                 After fixing a record date for a meeting of shareholders, the Corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of the meeting.  The list shall be arranged by voting group, and within each voting group by class or series of shares, and shall show the address of and number of shares held by each shareholder, but need not include an electronic mail address or other electronic contact information for any shareholder.

(b)                                 The shareholders list shall be available for inspection by any shareholder, beginning two business days after notice is given of the meeting for which the list was prepared and continuing through the meeting:  (1) at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held; or (2) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting.

(c)                                  The Corporation shall make the shareholders list available at the meeting, and any shareholder or his or her agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

Section 2.13                             Conduct of Business.  The Chairman of the Board or his or her designee, or, if there is no Chairman of the Board or such designee, then the Chief Executive Officer or his or her designee, or, if the office of Chief Executive Officer shall be vacant, then a person appointed by a majority of the Board of Directors, shall preside at any meeting of shareholders as the chairman of the meeting.  In addition to his or her powers pursuant to Section 2.05(b)(i), the person presiding at any meeting of shareholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

Section 2.14                             Voting Procedures and Inspectors of Elections.  In advance of any meeting of shareholders, the Board of Directors may appoint one or more inspectors to act at an annual or special meeting of shareholders and make a written report thereon.  Any inspector may, but need not, be an officer, employee or agent of the Corporation.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector(s) shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.  The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of their duties.  The presiding officer may review all determinations made by the inspector(s), and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspector(s).  All determinations by the inspector(s) and, if applicable, presiding officer, shall be subject to further review by the Board of Directors and any court of competent jurisdiction.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01                             Powers.  The business of the Corporation shall be managed by a Board of Directors who shall have and may exercise (or grant authority to be exercised) all the powers of the Corporation except as otherwise reserved to the shareholders by law, by the Articles of Organization or by these By-Laws.  Without limiting the generality of the foregoing, the Board of Directors shall have the power, unless otherwise provided by law, to purchase and to lease, pledge, mortgage and sell all property of the Corporation (including to issue or sell the authorized but unissued stock of the Corporation and to determine, subject to applicable requirements of law, the consideration for which stock is to be issued and the manner of allocating such consideration between capital and surplus) and to make such contracts and agreements as they deem advantageous, to fix the price to be paid for or in connection with any property or rights purchased, sold, or otherwise dealt with by the Corporation, to borrow money, issue bonds, notes and other obligations of the Corporation, and to secure payment thereof by mortgage or pledge of all or any part of the property of the Corporation.  The Board of Directors may determine the compensation of Directors.  The Board of Directors or such officer or committee as the Board of Directors may designate, may determine the compensation and duties, in addition to those prescribed by these By-Laws, of all officers, agents and employees of the Corporation.

Section 3.02                             Enumeration, Election and Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors.  The Directors shall hold office in the manner provided in the Articles of Organization.  Each Director shall have such qualifications as are required by applicable law.

Section 3.03                             Vacancies.  The Board of Directors may act notwithstanding a vacancy or vacancies in its membership.  Subject to the rights of the holders of any series of preferred stock the outstanding and except as otherwise required by applicable law, any and all vacancies in the Board of Directors, however occurring including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum.  A vacancy that will occur at a specific later date may be filled before the vacancy occurs but the new Director may not take office until the vacancy occurs.

Section 3.04                             Regular Meetings.  Regular meetings of the Board of Directors may be held at such times and places within or without the Commonwealth of Massachusetts as the Board of Directors may fix from time to time and, when so fixed, no notice thereof need by given, provided that any Director who is absent when such times and places are fixed shall be given notice of the fixing of such times and places.  The first meeting of the Board of Directors following the annual meeting of the shareholders may be held without notice immediately after and at the same place as the annual meeting of the shareholders or the special meeting held in lieu thereof.  If in any year a meeting of the Board of Directors is not held at such time and place, any action to be taken may be taken at any later meeting of the Board of Directors with the same force and effect as if held or transacted at such meeting.

Section 3.05                             Special Meetings.  Special meetings of the Directors may be held at any time and at any place designated in the call of the meeting (which may be oral or in writing), when called by the President or the Treasurer or by one or more Directors, reasonable notice thereof being given to each Director by the Secretary or an Assistant Secretary, or by the officer or one of the Directors calling the meeting.

Section 3.06                             Notice.  Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each Director by the Secretary or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the Directors calling the meeting.  Notice shall be given to each Director in person or by telephone, voice mail, telegraph, teletype or other electronic means or by facsimile sent to his or her business or home address, at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address at least 48 hours in advance of the meeting.  Written notice, other than notice by electronic, telephone or similar means, is effective upon deposit in the United States mail, postage prepaid, and addressed to the Director’s address shown in the Corporation’s records.  Notice need not be given to any Director who waives notice.  A Director may waive any notice before or after the date and time of the meeting.  The waiver shall be in writing, signed by the Director entitled to the notice, or in the form of an electronic transmission by the Director to the Corporation, and filed with the minutes or corporate records.  A Director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the Director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 3.07                             Quorum, Action at a Meeting.  At any meeting of the Directors, a quorum for any election or for the consideration of any question shall consist of a majority of the Directors then in office, but a smaller number may constitute a quorum pursuant to Section 8.55 or Section 8.56 of the MBCA in making a determination that indemnification or advancement of expenses is permissible in a specific proceeding.  Whether or not a quorum is present any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, and the meeting may be held as adjourned without further notice.  When a quorum is present at any meeting, the votes of a majority of the Directors present shall be requisite and sufficient for appointment to any office and shall decide any question brought before such meeting, except in any case where a larger vote is required by law, by the Articles of Organization or by these By-Laws.

Section 3.08                             Action Without a Meeting.  Unless the Articles of Organization otherwise provide, any action required or permitted to be taken at any meeting of the Directors may be taken without a meeting if a written consent thereto is signed by all the Directors, or delivered to the Corporation by means of electronic transmission, and such written consent is filed with the records of the meetings of the Directors.  Action taken under this Section 3.08 is effective when the last Director signs or delivers the consent, unless the consent specifies a different effective date.  Such consent shall be treated as a vote at a meeting for all purposes.  Such consents may be executed in one or more counterparts and not every Director need sign the same counterpart.

Section 3.09                             Manner of Participation.  Members of the Board of Directors or any committee designated thereby may participate in a meeting of such Board or committee by, or conduct the meeting through the use of, any means of communication by which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

Section 3.10                             Resignations and Removals.  Any Director may resign at any time by delivering his or her resignation in writing to the President or the Secretary or to a meeting of the Directors.  Such resignations shall take effect at such time as is specified therein, or if no such time is so specified, then upon delivery thereof to the President or the Secretary or to a meeting of the Directors.

No Director or officer who resigns or is removed shall have any right to any compensation as such Director or officer for any period following his or her resignation or removal, or any right to damages on account of such removal whether his or her compensation be by the month or by the year or otherwise; provided, however, that the foregoing provision shall not prevent such Director or officer from obtaining damages for breach of any contract of employment legally binding upon the Corporation.

Section 3.11                             Presumption of Assent.  A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention has been entered in the minutes of the meeting or unless he or she has filed a written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or has forwarded such dissent by registered mail to the Secretary of the Corporation within five days after the date such dissenting Director receives a copy of the minutes of the meeting.  Such right to dissent shall not apply to a Director who voted in favor of such action.

Section 3.12                             Committees.  The Board of Directors, by vote of a majority of all of the Directors then in office, shall elect an Audit Committee, a Compensation Committee, an Executive Committee, and a Governance Committee, and may elect such other committees as it deems appropriate.  The Board of Directors may delegate to such committees some or all of its powers except those which by law or by these By-Laws may not be delegated.  Any such committee shall consist of not less than three members of the Board of Directors.  No member of the Audit Committee shall be an operating officer of the Corporation.  Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-Laws for the Board of Directors.  All members of such committees shall hold such offices at the pleasure of the Board of Directors.  The Board of Directors may abolish any committee (other than the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee) at any time, subject to applicable law.  Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.  The Board of Directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

Section 3.13                             Powers of Executive Committee.  In addition to the powers and duties provided by law, the Executive Committee, when the Board of Directors is not in session, may act as an executive committee and exercise general supervision and control in all matters pertaining to the interests of the Corporation not otherwise provided by law or in these By-Laws, subject at all times to the direction and control of the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01                             Enumeration.  The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Treasurer, and a Secretary, and shall include such other officers, including without limitation a Chairman of the Board, a Chief Executive Officer, and one or more Assistant Vice Presidents, Assistant Treasurers, or Assistant Secretaries, as the Board of Directors may determine.

Section 4.02                             Election.  The Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, and the Secretary and all officers at the level of Executive Vice President or above shall be elected by the Board of Directors at their meeting next following the annual meeting of shareholders.  All other officers may be elected by the Board of Directors or appointed by the Chief Executive Officer.

Section 4.03                             Qualification.  Each officer shall have such qualifications as are required by law.  No officer shall serve as a corporator, trustee, director or officer of any other bank holding company or savings and loan holding company, as a trustee, director or officer of any bank, credit union or thrift institution which is not a subsidiary of the Corporation, or as a trustee, director or officer of any holding company for any bank, credit union or thrift institution which is not a subsidiary of the Corporation if such service would violate the Depository Institution Management Interlocks Act or applicable sections of the Massachusetts General Laws, or a successor statute, unless such officer has received a permit from the Massachusetts Commissioner of Banks and such service would not otherwise violate the Depository Institution Management Interlocks Act.

Section 4.04                             Resignation and Removal.  Any officer may resign by delivering his or her written resignation to the Corporation at its main office addressed to the Chief Executive Officer, President or Secretary.  Such resignation shall be effective upon receipt thereof by the Chief Executive Officer, President or Secretary, unless it is specified to be effective at some other time or upon the happening of some other event.  Any officer elected by the Board of Directors may, in addition to other provisions for removal contained in applicable laws, be removed at any time by the affirmative vote of a majority of the Board of Directors.  Any officer appointed by the Chief Executive Officer, and any employee or agent of the Corporation, may be removed at any time with or without cause by the Chief Executive Officer or by the Board of Directors.

Section 4.05                             Chairman of the Board.  The Board of Directors may elect a Chairman of the Board annually or at such other frequency as the Directors may determine.  The Chairman of the Board shall preside, when present, at all meetings of the Board of Directors.

Section 4.06                             Chief Executive Officer.  The Chief Executive Officer shall have, subject to the direction of the Board of Directors, general supervision and control of the Corporation’s business.  Unless otherwise provided by the Board of Directors, the Chief Executive Officer shall preside, when present, at all meetings of shareholders and at all meetings of the Board of Directors if there is no Chairman of the Board or if the Chairman of the Board does not attend such meetings.

Section 4.07                             President and Vice Presidents.  The President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate and shall serve as the Chief Executive Officer of the Corporation unless the Board of Directors otherwise provides.

Any Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 4.08                             Treasurer and Assistant Treasurers.  The Treasurer shall have, subject to the direction of the Board of Directors, general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account.  He shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide.  The Treasurer shall also perform such other duties as the Board of Directors may from time to time designate.  Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time designate.

Section 4.09                             Secretary and Assistant Secretaries.  The Secretary shall keep a record of the meetings of the Board of Directors and the shareholders.  In the absence of the Secretary from any such meeting, an Assistant Secretary if one be elected, otherwise a Temporary Secretary designated by the person presiding at the meeting, shall perform the duties of the Secretary.

Section 4.10                             Other Powers and Duties.  Subject to these By-Laws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these By-Laws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer.

Section 4.11                             Absence, Disability and Vacancies.  In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in such office, or the Executive Committee may make such designation until the Board of Directors shall take other action.  In the case of a vacancy in any office, the vacancy may be filled by the Board of Directors to the extent provided by law, and the Executive Committee may designate a person to fill such office until the next meeting of the Board of Directors.

ARTICLE V

CAPITAL STOCK

Section 5.01                             Authorized Capital Stock.  The authorized amount of the capital stock and the par value, if any, of the shares shall be as fixed in the Articles of Organization.  At all times when there are two or more classes of stock, the several classes of stock shall conform to the description and terms, and have the respective preferences, voting powers, restrictions and qualifications set forth in the Articles of Organization.

Section 5.02                             Certificate of Stock.  The Board of Directors may authorize the issue without certificates of some or all of the shares of any and all of the Corporation’s classes or series of stock.  Except to the extent the Board of Directors has determined to issue shares without certificates, each shareholder shall be entitled to a certificate of the capital stock of the Corporation owned by him or her, in such form as shall, in conformity to law, be prescribed from time to time by the Board of Directors.  Such certificate shall be signed by either the President or a Vice President, and by either the Treasurer or an Assistant Treasurer, and shall bear the corporate seal or its facsimile; but when any such certificate is signed by a transfer agent or by a registrar other than a Director, officer, or employee of the Corporation, the signature of the President or a Vice President and of the Treasurer or an Assistant Treasurer of the Corporation, or either or both such signatures may be facsimile.  If any officer who has signed, or whose facsimile signature has been placed on, any such certificate shall have ceased to be such officer before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if he or she were such officer at the time of issue.

Every certificate for shares of stock which are subject to any restriction on transfer pursuant to law, the Articles of Organization, these By-Laws or any agreement to which the Corporation is a party shall have the restriction noted conspicuously on the front or back of the certificate.  Every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its front or back either a summary of the variations in the rights, preferences and limitations applicable to each class and series, and the authority of the Board to determine variations for any future class or series, or a conspicuous statement that the Corporation will furnish a copy of such information to the holder of such certificate upon written request and without charge.

Section 5.03                             Transfer of Shares of Stock.  Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the Corporation only by the surrender to the Corporation, or its transfer agent, of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with all requisite stock transfer stamps affixed, and with such proof of the authenticity and effectiveness of the signature as the Corporation or its transfer agent shall reasonably require.  Except as may otherwise be required by law, the Articles of Organization, or these By-Laws, the Corporation shall have the right to treat the person registered on the stock transfer books as the owner of any shares of the Corporation’s stock as the owner-in-fact thereof for all purposes, including the payment of dividends, liability for assessments, the right to vote with respect thereto and otherwise, and accordingly shall not be bound to recognize any attempted transfer, pledge or other disposition thereof, or any equitable or other claim with respect thereto, whether or not it shall have actual or other notice thereof, until such shares shall have been transferred on the Corporation’s books in accordance with these By-Laws.  It shall be the duty of each shareholder to notify the Corporation of his or her post office address.

Section 5.04                             Transfer Agents and Registrars; Further Regulations.  The Board of Directors may appoint one or more banks, trust companies or corporations doing a corporate trust business, in good standing under the laws of the United States or any state therein, to act as the Corporation’s transfer agent and/or registrar for shares of capital stock, and the Board may make such other and further regulations, not inconsistent with applicable law, as it may deem expedient concerning the issue, transfer and registration of capital stock and stock certificates of the Corporation.

Section 5.05                             Loss of Certificates.  In the case of the alleged loss, destruction, or wrongful taking of a certificate of stock, a duplicate certificate may be issued in place thereof upon receipt by the Corporation of such evidence of loss and such indemnity bond, with or without surety, as shall be satisfactory to the President and the Treasurer, or otherwise upon such terms, consistent with law, as the Board of Directors may prescribe.

Section 5.06                             Record Date.  The Directors may fix in advance a time, which shall not be more than 70 days before the date of any meeting of shareholders or the date for the payment of any dividend or the making of any distribution to shareholders, or the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose, as the record date for determining the shareholders having the right to notice of and to vote at, such meeting and any adjournment thereof, or the right to receive such dividend or distribution, or the right to give such consent or dissent, and in such case, only shareholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the Corporation after the record date.  If a record date for a specific action is not fixed by the Board of Directors, and is not otherwise specified by applicable law, the record date shall be the close of business either on the day before the first notice is sent to shareholders, or if no notice is sent, on the day before the meeting.  A determination of shareholders entitled to notice of or to vote at a meeting of shareholders is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01                             Fiscal Year.  Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on the last day of the month of December.

Section 6.02                             Seal.  The Board of Directors shall have power to adopt and alter the seal of the Corporation.

Section 6.03                             Execution of Instruments.  All deeds, leases, transfers, contracts, bonds, notes and other instruments and obligations to be entered into by the Corporation in the ordinary course of its business without Board of Directors action may be executed on behalf of the

Corporation by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, Treasurer or, as the Board of Directors may authorize, any other officer, employee or agent of the Corporation.

Section 6.04                             Voting of Securities.  Unless otherwise provided by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any other officer or agent designated by the Board of Directors may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other organization, any of whose securities are held by the Corporation.

Section 6.05                             Resident Agent.  The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.  Said resident agent shall be either an individual who is a resident of and has a business address in Massachusetts, a corporation organized under the laws of The Commonwealth of Massachusetts, or a corporation organized under the laws of any other state of the United States, which has qualified to do business in, and has an office in, Massachusetts.

Section 6.06                             Corporation Records.  The original, or attested copies, of the Articles of Organization, By-Laws and record of all meetings of the Directors shall be kept in Massachusetts at the main office of the Corporation, or at an office of its Secretary or resident agent.

ARTICLE VII

AMENDMENTS

Except as otherwise provided in the Articles of Organization, these By-Laws may be amended or repealed in whole or in part by the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of the capital stock at the time outstanding and entitled to vote at any annual meeting of shareholders or special meeting of shareholders; provided, however, that if the Board of Directors recommends, by the affirmative vote of at least two-thirds of the Directors then in office at a duly constituted meeting of the Board of Directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the outstanding shares of each class of capital stock at the time outstanding and entitled to vote at such meeting; provided, further, that notice of the substance of the proposed amendment is stated in the notice of such meeting.  If authorized by the Articles of Organization, the Directors may make, amend or repeal the By-Laws, in whole or in part, except with respect to any provision thereof which by law, the Articles of Organization or the By-Laws requires action by the shareholders.  Not later than the time of giving notice of the meeting of shareholders next following the making, amending or repealing by the Directors of any By-Law, notice thereof stating the substance of such change shall be given to all shareholders entitled to vote on amending the By-Laws.

Any By-Law adopted or amended by the Directors may be amended or reinstated by the shareholders entitled to vote on amending the By-Laws following the procedures outlined above.

ARTICLE VIII

CONTROL SHARE ACQUISITION STATUTE

The provisions of Chapter 110D of the Massachusetts General Laws shall not be applicable to the Corporation.